UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2025

Caring Brands, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42941	99-4103908
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 S Indian River Drive,

Suite 202 pbm# 1232,

Fort Pierce, FL 34950

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (561) 896-7616

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.001 per share	CABR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Initial Public Offering

On November 12, 2025, Caring Brands, Inc., a Nevada corporation, (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with D. Boral Capital LLC, acing as the sole underwriter (the “Underwriter”) of the Company’s firm commitment underwritten public offering (the “Offering”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Underwriter an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of $4.00 per share (the “Offering Price”). On November 14, 2025 (the “Closing Date”), the Company consummated the closing of the Offering, generating gross proceeds of approximately $4.00 million and net proceeds (after deducting discounts and offering expenses) of approximately $3.23 million.

Pursuant to the Underwriting Agreement, the Company has granted the Underwriter the option (“Over-Allotment Option”), exercisable for 45 days from November 12, 2025, to purchase up to an additional 150,000 shares of Common Stock from the Company at the Offering Price, less the underwriting discount, to cover over-allotments.

The Shares were offered by the Company pursuant to a Registration Statement on Form S-1, as amended (File No. 333-289767), which was originally filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2025, and became automatically effective on October 30, 2025 (the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties that the parties made to, and solely for the benefit of, the other party in the context of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The Company, its officers and directors, and its 10% holders have also agreed to not, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of one hundred and eighty (180) days following the Closing Date, without the prior written consent of the Underwriter, and certain issuances exempt therein.

Underwriter Warrant

Pursuant to the Underwriting Agreement, as partial compensation for its services, on November 14, 2025, the Company issued to the Underwriter a warrant to purchase up to 30,000 shares of Common Stock (the “Underwriter Warrant”). In the event, the Underwriter exercises its Over-Allotment Option, the Underwriter Warrant will be increased by an additional approximately 4,500 shares of Common Stock. The Representatives’ Warrant is exercisable at a per share exercise price equal to $4.00 and is exercisable at any time and from time to time, in whole or in part, for a term of five years commencing one hundred and eighty (180) days after the Closing Date, and terminating on November 14, 2030. Neither the Underwriter Warrant nor any of the shares of Common Stock issued upon exercise of the Underwriter Warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of one hundred and eighty (180) days immediately following the Closing Date, except as permitted by applicable FINRA rules. The Underwriter Warrant also provides for demand registration rights of the shares underlying the Underwriter Warrant and “piggyback” registration rights (as defined in the Underwriter Warrant), with respect to the registration of the shares underlying the Underwriter Warrant.

The foregoing summary of the terms of the Underwriting Agreement and the Underwriter Warrant are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the Underwriter Warrant that are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

In connection with the Offering, the Common Stock was approved for listing on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “CABR” and commenced trading on the Nasdaq on November 13, 2025.

On November 12, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

On November 14, 2025, the Company issued a press release announcing the closing of the Offering. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 12, 2025, by and between the Company and D. Boral Capital LLC
4.1	Form of Underwriter Warrant (included (included as Exhibit A to the Underwriting Agreement at Exhibit 1.1, and incorporated by reference herein)
99.1	Press Release, dated November 12, 2025
99.2	Press Release, dated November 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2025	Caring Brands, Inc.

	By:	/s/ Glynn Wilson
	Name:	Dr. Glynn Wilson
	Title:	Chief Executive Officer